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                                                                    EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Comerica Incorporated of our report dated January 25, 2000, relating to the consolidated balance sheets of Imperial Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the registration statement on Form S-4 (registration number 333-51042) of Comerica Incorporated filed on December 1, 2000.


                                                 KPMG LLP



Los Angeles, California
February 5, 2001